Exhibit 21


                           SIGNIFICANT SUBSIDIARIES
                         OF UNION PACIFIC CORPORATION

                                                        State of
             Name of Corporation                        Incorporation

             Overnite Transportation Company            Virginia
             Union Pacific Railroad Company             Utah
             Missouri Pacific Corporation               Delaware
             Missouri Pacific Railroad Company          Delaware
             Resources Holdings, Inc.                   Delaware
             Union Pacific Finance Company              Delaware
             Union Pacific Resources Company            Delaware
             Union Pacific Resources Group Inc.         Utah
             Union Pacific Technologies, Inc.           Delaware
             Skyway Freight Systems, Inc.               California